Exhibit 3.2

 P
PARASEC
RESULT   REPORT

GLOBAL BUSINESS CONNECTIONS INC
Attn: Sum Ho
848 STEWARTDR#101
SUNNYVALE, CA 94085

Date: 12/31/2008
Client #:  Z44212
Order #:  475257
Email: sumho@globizco.com

The results of your request are as follows:

ELITE ENERGIES, INC.

Obtain Corporate Articles & Amendments USA, DE

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/s/ Denisha

Denisha Embry
Account Executive - Delaware
dembry@parasec.com
888-372-7273 Phone, 888-272-5439 Fax

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                                                                               State of Delaware
                                                                               Secretary of State
                                                                               Division of Corporations
                                                                               Delivered 12:30 PM 12/17/2008
                                                                               FILED 12:30 PM 12/17/2008
                                                                               SRV 081206212 - 4525761 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
Global  ePlatform Technologies Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First__________”    so that, as amended, said Article shall be and read as follows:

The name of this Corporation is Elite Energies, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in. accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8__________________ day of December____________________, 2008.

By:	/s/ Stephen Wan
Authorized Officer
Title:	Chief Financial Officer
Name:	Stephen Wan
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